EXHIBIT 24

CONFIRMING STATEMENT

This statement confirms that the

undersigned, John Drew, has

authorized and designated Robert C.

Bensky and Carla S. Newell to

execute and file on his behalf all

Forms 3, 4 and 5 (including any

amendments thereto) that he may be

required to file with the U.S.

Securities and Exchange Commission

as a result of his ownership of or

transactions in securities of Redback

Networks Inc.  The authority of

Robert C. Bensky and Carla S. Newell

under this statement shall continue

until the undersigned, is no longer

required to file Forms 3, 4 and 5

with regard to his ownership of or

transactions in securities of

Redback Networks Inc., unless

revoked in writing.   The

undersigned acknowledges that

Robert C. Bensky and Carla S.

Newell are not assuming any of his

responsibilities to comply with

Section 16 of the Securities

Exchange Act of 1934

Date January 5, 2004

s/ John Drew

   John Drew